Ex-99.1

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FISCAL YEAR 2018 FINANCIAL RESULTS

Fiscal 2018 Record Net Sales and Earnings Exceed Company Expectations

Reports Fourth Quarter Comparable Store Sales Increase of 4.7 Percent

Reiterates Fiscal 2019 Outlook

Declares Quarterly Cash Dividend

FOR IMMEDIATE RELEASE

Evansville, Indiana, March 26, 2019 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of moderately priced footwear and accessories, today reported results for the fourth quarter and fiscal year ended February 2, 2019. The fourth quarter of fiscal 2018 included 13 weeks compared to 14 weeks in the fourth quarter of fiscal 2017 and fiscal year 2018 included 52 weeks compared to 53 weeks in fiscal year 2017.

Fourth Quarter and Fiscal Year 2018 Highlights

•	Net sales of $234.7 million for the quarter and record sales of $1.030 billion for the fiscal year

•	Net income of $1.4 million for the quarter and record net income of $38.1 million for the fiscal year

•	Record earnings per diluted share of $2.45 for the fiscal year

•	Comparable store sales increased 4.7 percent for the quarter and 4.3 percent for the fiscal year

•	Total inventory was down $3.0 million and was up 1.6 percent on a per-store basis

•	Cash and cash equivalents of $67.0 million with no outstanding debt as of February 2, 2019

•

Repurchased 1.5 million shares of common stock at a total cost of $46.0 million under the Company’s share repurchase program during the fiscal year and paid $4.8 million in quarterly cash dividends during the fiscal year

Cliff Sifford, Shoe Carnival’s President and Chief Executive Officer, commented, “We are pleased to report record net sales and earnings results above our expectations for the fiscal year. Our comparable store sales increases were broad-based, driven by positive results for both our athletic and non-athletic footwear. We believe our customer-centric strategic initiatives, trend-right selection of compelling brands and the latest fashion along with our exciting in-store environment continue to make Shoe Carnival the store of choice for moderately priced family footwear. Going forward, we believe we remain well positioned to deliver long-term sustainable growth and value for our shareholders.”

Fourth Quarter Financial Results

Net sales were $234.7 million for the 13-week fourth quarter ended February 2, 2019 compared to net sales of $243.2 million for the 14-week fourth quarter ended February 3, 2018. The net effect of the extra week on the sales comparison for the fourth quarter was approximately $15.2 million. Comparable store sales for the 13-week period ended February 2, 2019 increased 4.7 percent compared to the 13-week period ended February 3, 2018.

Gross profit margin for the fourth quarter of fiscal 2018 decreased to 28.4 percent compared to 28.9 percent in the fourth quarter of fiscal 2017.  Merchandise margin decreased 0.9 percent and buying, distribution and occupancy expenses decreased 0.4 percent as a percentage of net sales compared to the fourth quarter of fiscal 2017. Gross profit margin in the fourth quarter of fiscal 2017 included a $3.3 million gain on insurance proceeds related to hurricane affected stores. Excluding the gain on insurance proceeds, the Company’s adjusted gross profit margin percentage in the fourth quarter of fiscal 2017 would have been 27.5 percent.

Selling, general and administrative expenses (“SG&A”) for the fourth quarter of fiscal 2018 decreased $4.9 million to $65.2 million.  As a percentage of net sales, these expenses decreased to 27.8 percent compared to 28.8 percent in the fourth quarter of fiscal 2017.  The decrease in expense was primarily due to the extra week in the fourth quarter of fiscal 2017 and certain charges recorded in the fourth quarter of fiscal 2017 that did not recur in the fourth quarter of fiscal 2018, including non-cash impairment charges of $3.4 million for 30 underperforming stores and a $1.9 million increase in stock-based compensation expense due to the enactment of the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) and its impact on the anticipated vesting of the Company’s outstanding performance-based restricted stock.  Excluding the non-cash impairment charges and the additional stock-based compensation expense recorded, adjusted SG&A for the fourth quarter of fiscal 2017 was $64.7 million, or 26.6 percent of net sales.

Net income for the fourth quarter of fiscal 2018 was $1.4 million, or $0.09 per diluted share.  For the fourth quarter of fiscal 2017, the Company reported a net loss of $3.9 million, or a loss of $0.24 per diluted share. This loss included the non-cash impairment charges, the additional stock-based compensation expense associated with the enactment of the Tax Act and the gain on insurance proceeds described above, and a $4.4 million additional charge to income tax expense recorded in the fourth quarter of fiscal 2017 as a result of the Company’s remeasurement of its deferred tax assets and liabilities in connection with the enactment of the Tax Act, which impacted earnings by $0.35 per diluted share in the aggregate.  Adjusted net income was $1.7 million, or adjusted earnings per diluted share of $0.11, in the fourth quarter of fiscal 2017.

Fiscal Year 2018 Financial Results

Net sales during the 52-week fiscal 2018 increased $10.5 million to $1.030 billion compared to $1.019 billion in the 53-week fiscal 2017.  Comparable store sales for the 52-week period ended February 2, 2019 increased 4.3 percent compared to the 52-week period ended February 3, 2018.  Net income for fiscal 2018 was $38.1 million, or $2.45 per diluted share, compared to net income of $18.9 million, or $1.15 per diluted share, in fiscal 2017.  Adjusted net income in fiscal 2017 was $24.5 million, or $1.49 per diluted share.

Store Openings and Closings

The Company opened three stores and closed 14 stores during fiscal 2018 compared to 19 store openings and 26 store closings in fiscal 2017.

Store openings and closings by quarter for the fiscal year were as follows:

	New Stores	Store Closings
First quarter 2018	0	3
Second quarter 2018	0	3
Third quarter 2018	3	3
Fourth quarter 2018	0	5
Fiscal year 2018	3	14

Share Repurchase Program

For the fiscal year ended February 2, 2019, the Company repurchased approximately 1.5 million shares of its common stock, at an average price of $30.15 per share, for a total cost of $46.0 million. On December 13, 2018, the Company’s Board of Directors authorized a new share repurchase program for up to $50.0 million of its outstanding common stock, effective January 1, 2019.  The new share repurchase program replaced the existing $50.0 million share repurchase program which expired in accordance with its terms on December 31, 2018.  No purchases were made under the new share repurchase program as of February 2, 2019.

Fiscal 2019 Earnings Outlook

The Company reiterated its fiscal 2019 outlook previously provided on January 14, 2019 and continues to expect net sales to be in the range of $1.035 billion to $1.043 billion, with a comparable store sales increase of low single digits.  Earnings per diluted share for the fiscal year are expected to be in the range of $2.60 to $2.70.  Fiscal 2018 earnings per diluted share were $2.45.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the fourth quarter and fiscal 2018 results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

First Quarter Fiscal 2019 Cash Dividend

The Company announced today that its Board of Directors has approved the payment of a quarterly cash dividend.  The quarterly cash dividend of $0.08 per share will be paid on April 22, 2019, to shareholders of record as of the close of business on April 8, 2019.

Future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company's results of operations, financial condition, business conditions and other factors deemed relevant by the Board of Directors.

Record Date and Date of Annual Shareholder Meeting

The Company also announced that April 12, 2019, has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 13, 2019.

Non-GAAP Adjusted Results

The non-GAAP adjusted results for the full year of fiscal 2017 discussed herein exclude the impact of a gain on insurance proceeds recorded in cost of sales related to hurricane affected stores, non-cash impairment charges for underperforming stores and additional stock-based compensation expense recorded in SG&A and additional income tax expense associated with the enactment of the Tax Act.

These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance.  Specifically, the Company believes the adjusted results provide investors with relevant period-to-period comparisons of the Company’s core operations.  The unaudited adjusted results are provided in addition to, and not as alternatives for, the Company’s reported results determined in accordance with generally accepted accounting principles.  A complete reconciliation of actual results to the adjusted results appears below in the table entitled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national name brands.  As of March 26, 2019, the Company operates 397 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford

President and Chief Executive Officer, or

W. Kerry Jackson

Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com

(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Fourteen	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net sales	$234,658	$243,232	$1,029,650	$1,019,154
Cost of sales (including buying, distribution and occupancy costs)	167,992	173,013	720,658	722,885
Gross profit	66,666	70,219	308,992	296,269
Selling, general and administrative expenses	65,169	70,049	259,232	258,568
Operating income	1,497	170	49,760	37,701
Interest income	(355)	(1)	(747)	(4)
Interest expense	37	44	150	292
Income before income taxes	1,815	127	50,357	37,413
Income tax expense	456	4,018	12,222	18,480
Net income (loss)	$1,359	$(3,891)	$38,135	$18,933
Net income (loss) per share:
Basic	$0.09	$(0.24)	$2.51	$1.15
Diluted	$0.09	$(0.24)	$2.45	$1.15
Weighted average shares:
Basic	14,598	16,011	15,111	16,220
Diluted	15,421	16,011	15,499	16,227

Cash dividends declared per share	$0.080	$0.075	$0.315	$0.295

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	February 2, 2019	February 3, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$67,021	$48,254
Accounts receivable	1,219	6,270
Merchandise inventories	257,539	260,500
Other	11,534	5,562
Total Current Assets	337,313	320,586
Property and equipment – net	70,605	86,276
Deferred income taxes	9,622	8,182
Other noncurrent assets	459	536
Total Assets	$417,999	$415,580

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$48,715	$41,739
Accrued and other liabilities	22,069	15,045
Total Current Liabilities	70,784	56,784
Deferred lease incentives	22,171	29,024
Accrued rent	8,436	10,132
Deferred compensation	12,108	11,372
Other	67	966
Total Liabilities	113,566	108,278
Total Shareholders’ Equity	304,433	307,302
Total Liabilities and Shareholders’ Equity	$417,999	$415,580

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended
	February 2, 2019	February 3, 2018
Cash Flows From Operating Activities
Net income	$38,135	$18,933
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,843	23,804
Stock-based compensation	10,162	5,017
(Gain) loss on retirement and impairment of assets, net	(1,264)	5,511
Deferred income taxes	(1,440)	1,418
Lease incentives	634	4,818
Other	(8,650)	(6,993)
Changes in operating assets and liabilities:
Accounts receivable	3,905	(951)
Merchandise inventories	2,961	19,146
Accounts payable and accrued liabilities	12,688	(30,132)
Other	(4,833)	(223)
Net cash provided by operating activities	74,141	40,348

Cash Flows From Investing Activities
Purchases of property and equipment	(7,413)	(19,653)
Other	2,998	0
Net cash used in investing activities	(4,415)	(19,653)

Cash Flow From Financing Activities
Borrowings under line of credit	0	88,600
Payments on line of credit	0	(88,600)
Proceeds from issuance of stock	177	259
Dividends paid	(4,763)	(4,819)
Purchase of common stock for treasury	(46,046)	(29,798)
Shares surrendered by employees to pay taxes on restricted stock	(327)	(1,027)
Net cash used in financing activities	(50,959)	(35,385)
Net increase (decrease) in cash and cash equivalents	18,767	(14,690)
Cash and cash equivalents at beginning of year	48,254	62,944
Cash and Cash Equivalents at End of Year	$67,021	$48,254

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Fourteen Weeks Ended February 3, 2018	% of Net Sales	Fifty-three Weeks Ended February 3, 2018	% of Net Sales

Reported Gross Profit	$70,219	28.9%	$296,269	29.1%
Gain on insurance proceeds	(3,299)	(1.4%)	(3,299)	(0.3%)
Adjusted Gross Profit, pre-tax	66,920	27.5%	292,970	28.8%

Reported selling, general and administrative expenses	70,049	28.8%	258,568	25.4%
Non-cash impairment charges	(3,392)	(1.4%)	(3,392)	(0.3%)
Additional stock-based compensation expense associated with the Tax Act	(1,934)	(0.8%)	(1,934)	(0.2%)
Adjusted selling, general and administrative expenses, pre-tax	64,723	26.6%	253,242	24.9%

Reported operating income	170	0.1%	37,701	3.7%
Gain on insurance proceeds	(3,299)	(1.4%)	(3,299)	(0.3%)
Non-cash impairment charges	3,392	1.4%	3,392	0.3%
Additional stock-based compensation expense associated with the Tax Act	1,934	0.8%	1,934	0.2%
Adjusted operating income, pre-tax	2,197	0.9%	39,728	3.9%

Reported income tax expense	4,018	1.7%	18,480	1.8%
Tax effect of gain on insurance proceeds, non-cash impairment charges and stock- based compensation expense	765	0.3%	765	0.1%
Additional income tax expense on re-measurement of deferred tax assets and liabilities	(4,350)	(1.8%)	(4,350)	(0.4%)
Adjusted income tax expense	433	0.2%	14,895	1.5%

Reported net (loss) income	(3,891)	(1.6%)	18,933	1.9%
Gain on insurance proceeds	(3,299)	(1.4%)	(3,299)	(0.3%)
Non-cash impairment charges	3,392	1.4%	3,392	0.3%
Additional stock-based compensation expense associated with the Tax Act	1,934	0.8%	1,934	0.2%
Tax effect of gain on insurance proceeds, non-cash impairment charges and stock- based compensation expense	(765)	(0.3%)	(765)	(0.1%)
Additional income tax expense on re-measurement of deferred tax assets and liabilities	4,350	1.8%	4,350	0.4%
Adjusted net income	1,721	0.7%	24,545	2.4%

Reported net (loss) income per diluted share	(0.24)		1.15
Gain on insurance proceeds	(0.21)		(0.21)
Non-cash impairment charges	0.22		0.21
Additional stock-based compensation expense associated with the Tax Act	0.12		0.12
Tax effect of gain on insurance proceeds, non-cash impairment charges and stock- based compensation expense	(0.05)		(0.05)
Additional income tax expense on re-measurement of deferred tax assets and liabilities	0.27		0.27
Adjusted diluted earnings per share	0.11		1.49